EXHIBIT "A"


                                   AGREEMENT


Agreement of employment (the "Agreement") between Bags To Go, Inc., (the "Company") and Mr. Keith Waiter ("Mr. Waiter").

A. PURPOSE: The Company hereby employes Mr. Waiter as President of the Company pursuant to the provisions of this Agreement.

B. SALARY: Mr. Wiater will receive from the Company an annual salary of $180,000.00 plus additional incentives.

C. ADDITIONAL INCENTIVES: Mr. Wiater will receive additional incentives. The terms and conditions of this incentive/bonus program are to be mutually agreed upon by the company Chairman (Richard Altomare) and Mr. Wiater and are to be included in this Employment Agreement, as an exhibit hereto.

D. DUTIES: Mr. Wiater will faithfully perform the duties typical of the President of Bags To Go to further in all respects the business of the Company and, further, to faithfully perform such duties for the Company or the business of USXP as may be assigned to him by the Chairman of USXP (the "Chairman"). Mr. Aiater agrees to devote full time to the business of the Company.

E. TERMS: The terms of thes Agreemnt shall be 60 months, unless terminated for "cause" or by mutual agreement. Mr. Wiater agrees to serve as an employee for at least 60 months. Mr. Wiater and the Company expect to continue his employment thereafter on such terms and conditions as may be mutually agreeable between Mr. Wiater and the Company. "Cause" shall include theft, immoral behavior, mismanagement, insubordinatioin, or any act which is to the detriment of the Company or USXP, or any other related businesses.

F. HEALTH BENEFITS: Health and insurance benefits will be provided to the same extent as they are provided to full-time employees of USXP.

This agreement shall be governed by the laws of the State of New York.


Dated as of December 23, 2003

By /S/ KEITH WIATER
-------------------
Keith Wiater (a/k/a/ "Keith Michaels")

BAGS TO GO, INC.

By /S/ RICHARD A. ALTOMARE
--------------------------
Richard Altomare, Chairman

UNIVERSAL EXPRESS, INC.

By: RICHARD A. ALTOMARE
-----------------------
Richard Altomare, Chairman & CEO





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